Exhibit 99.1

VERITAS DGC INC. ANNOUNCES LETTER OF INTENT TO SELL

LAND SEISMIC ACQUISITION BUSINESS

Houston, Texas – June 1, 2006 – Veritas DGC Inc. (NYSE: VTS) announced today that it has entered into a letter of intent with Matco Capital Ltd. (Matco) to sell its land seismic acquisition business for an undisclosed consideration.

In fiscal year 2005 the land seismic acquisition business of Veritas generated approximately US $140 million of revenue, or approximately 22 percent of the consolidated revenue of Veritas. Closing is expected to occur in the summer of 2006 and is contingent upon reaching a definitive agreement as well as receipt of regulatory and other approvals. Peters & Co. Limited is acting as financial advisor to Veritas in the transaction.

Chairman and CEO Thierry Pilenko commented, “We believe this transaction will create superior value for Veritas stockholders by improving our return on capital through the cycles of the seismic industry and by enabling us to focus on our most differentiated services. We will concentrate our resources on growing our land and marine data libraries, land and marine data processing, marine acquisition, and software and consulting services, as these activities best leverage Veritas’s intellectual capital worldwide. Specifically, in marine acquisition, we have committed to charter a newly constructed world class seismic vessel expected for delivery in the first quarter of 2007 and, in land and marine data library, we are significantly accelerating the growth of these programs.”

Matco management said, “We are excited to have the opportunity to acquire the land acquisition business of Veritas. Its strong position and reputation in the marketplace and industry leading personnel combined with an exclusive relationship to acquire data for the Veritas land library provides an excellent platform for growth.”

Veritas DGC cautions that statements in this release may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding its business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in Veritas DGC’s reports filed with the U.S. Securities and

Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821